January 2011 Preliminary Terms No. 668 Registration Statement No. 333-156423 Dated January 28, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities  + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing value of the asset on the valuation date.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	January , 2011
Original issue date:	February , 2011 (3 business days after the pricing date)
Maturity date:	February , 2013
Aggregate principal amount:	$
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial Commodity Price
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	25.0%
	Coal	API21MON	15.0%
	Gold	GOLDLNPM	15.0%
	Copper	LOCADY	10.0%
	Nickel	LONIDY	10.0%
	Soybeans	S 1	10.0%
	Corn	C 1	10.0%
	Cotton	CT1	5.0%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price and the final commodity price will be determined based on the prices published by the relevant exchange or coal publisher, as applicable.

Payment at maturity:
If the basket appreciates:
•  $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•  $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity	$1,360 to $1,410 per PLUS (136% to 141% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	160%.
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Coal:  the published price per ton (as stated in U.S. dollars);
Gold:  the afternoon fixing price per troy ounce (as stated in U.S. dollars);
Copper:  the official cash offer price per tonne (as stated in U.S. dollars);
Nickel:  the official cash offer price per tonne (as stated in U.S. dollars);
Soybeans:  the official settlement price per bushel (as stated in U.S. cents);
Corn:  the official settlement price per bushel (as stated in U.S. cents); and
Cotton:  the official settlement price per pound (as stated in U.S. cents).
For full descriptions, please see “Fact Sheet – Commodity price” beginning on page 5 of these preliminary terms.

Index value:	For any index business day, the official settlement price of the brent crude index
Initial basket commodity price:	The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date
Final basket commodity price:	The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date
Valuation date:	In respect of each basket commodity, January , 2013, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP:	617482QX5
ISIN:	US617482QX50
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$22.50	$977.50
Total	$	$	$
(1)Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity PLUS dated August 20, 2009	Prospectus dated December 23, 2008

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

 PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside Securities

The PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013 (the “PLUS”) can be used:
▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure
▪	As an alternative to direct exposure to the basket commodities that enhances returns for a certain range of positive performance of the basket
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
▪	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor, subject to the maximum payment at maturity.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.  There is no minimum payment at maturity on the PLUS.

Maturity:	2 Years
Leverage factor:	160%
Payment at maturity:
(i) if the basket appreciates:
$1,000 + leveraged upside payment, subject to the maximum payment at maturity of $1,360 to $1,410 per PLUS.
(ii) if the basket depreciates or does not appreciate:
$1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,360 to $1,410 per PLUS (136% to 141% of the stated principal amount), to be determined on pricing date.
Minimum payment at maturity:	None
Interest:	None

January 2011	Page 2

 PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Basket Overview
The basket is a weighted basket composed of seven commodities and one commodity index.
Basket commodity information as of January 27, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
S&P GSCITM Brent Crude Index—Excess Return	SPGCBRP	685.2480	545.1629	687.6960 (on 1/14/2011)	509.4711 (on 5/25/2010)	25.0%

Coal (in U.S. dollars)	API21MON	$113.30	$86.50	$131.75 (on 12/30/2010)	$70.88 (on 3/9/2010)	15.0%

Gold (in U.S. dollars)	GOLDLNPM	$1,334.50	$1,094.75	$1,421.00 (on 11/9/2010)	$1,058.00 (on 2/7/2010)	15.0%

Copper (in U.S. dollars )	LOCADY	$9,490.00	$7,244.00	$9,788.00 (on 1/19/2011)	$6,091.00 (on 6/8/2010)	10.0%

Nickel (in U.S. dollars)	LONIDY	$26,800.00	$17,935.00	$27,600.00 (on 4/16/2010)	$17,035.00 (on 2/8/2010)	10.0%

Soybeans (in U.S. cents)	S1	1,385.00¢	929.00¢	1,414.25¢ (on 1/20/2011)	908.00¢ (on 2/3/2010)	10.0%

Corn (in U.S. cents)	C1	660.50¢	358.25¢	660.50¢ (on 1/27/2011)	325.00¢ (on 6/29/2010)	10.0%

Cotton (in U.S. cents)	CT1	171.61¢	69.23¢	171.61¢ (on 1/27/2011)	66.62¢ (on 2/7/2010)	5.0%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price and the final commodity price will be determined based on the prices published by the relevant exchange or coal publisher, as applicable.

Historical Basket Performance January 1, 2006 through January 27, 2011

The graph is calculated to show the performance of the basket during the period from January 1, 2006 through January 27, 2011 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

January 2011	Page 3

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This two-year investment offers 160% leveraged upside, subject to a maximum payment at maturity of $1,360 to $1,410 per PLUS (136% to 141% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to increase returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the commodity basket.

Access
The PLUS offer exposure to a diversified basket composed of seven commodities and the brent crude index, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of performance.
Best Case Scenario
The basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $1,360 to $1,410 per PLUS (136% to 141% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.  For example, if the basket decreases by 20%, the PLUS will redeem for $800 per PLUS at maturity.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 15)

▪	The PLUS do not pay interest or guarantee any return of your principal.

▪	Appreciation potential is limited.

▪	Market price of the PLUS will be influenced by many unpredictable factors.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.

▪	Changes in the price of one or more of the basket commodities may offset each other.

▪	Adjustments to the brent crude index could adversely affect the value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Specific commodities’ prices are affected by numerous factors specific to each market.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.

▪	There are risks relating to the trading of metals on the London Metal Exchange.

▪	Suspensions or disruptions of market trading in the basket commodities and related futures markets could adversely affect the price of the PLUS.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

January 2011	Page 4

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Fact Sheet
The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the performance of the basket as of the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2011	February , 2011 (3 business days after the pricing date)	February , 2013, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol	Weighting
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	25.0%
	Coal	API21MON	15.0%
	Gold	GOLDLNPM	15.0%
	Copper	LOCADY	10.0%
	Nickel	LONIDY	10.0%
	Soybeans	S 1	10.0%
	Corn	C 1	10.0%
	Cotton	CT1	5.0%
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If the value of the basket has increased (so that the basket percent increase is positive):
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the value of the basket has not changed or has declined (so that the basket performance factor is equal to or less than 1.0):
•     $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,360 to $1,410 per PLUS (136% to 141% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	160%.
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: [final basket commodity price / initial basket commodity price] x weighting
Commodity price:
For any trading day:
Coal: The published price, which is the price under the column “Average” of the first nearby calendar month, per tonne of steam coal, 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA, stated in U.S. dollars, as published by The McCloskey Group Ltd. under the heading “Daily forward curves: API#2: (6,000kc NAR CIF ARA)” in the issue of McCloskey’s Coal Report on such trading day.
Gold: The afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such trading day.

January 2011	Page 5

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Copper: the official cash offer price per tonne of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such trading day;
Nickel: The official cash offer price per tonne of primary nickel on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such trading day;
Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such trading day;
Corn: the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such trading day; and
Cotton: The official settlement price per pound of deliverable-grade cotton No. 2 on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the relevant options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such trading day.

Index value:	For any index business day, the official settlement price of the brent crude index, as published by Standard & Poor’s Financial Services LLC (“S&P”)
Relevant exchange:
Gold: The London Bullion Market Association (“LBMA”)
Copper: The London Metal Exchange (“LME”).
Nickel: LME.
Soybeans: The Chicago Board of Trade (“CBOT”).
Corn: CBOT.
Cotton: The New York Board of Trade (“NYBOT”).

Index publisher:	Standard & Poor’s Financial Services LLC
Coal publisher	McCloskey’s Coal Report
Initial basket commodity price:
The commodity price or index value, as applicable, for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange, the index publisher, the coal publisher or its successor differs from any initial basket commodity price specified in the pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price or index value, as applicable, for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable)

Valuation date:	In respect of each basket commodity, January , 2013, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 15.

January 2011	Page 6

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482QX5
ISIN:	US617482QX50
Minimum ticketing size:	$1,000/1 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected, and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
▪   Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could increase the prices of the basket commodities on the pricing date, and therefore the prices at which the basket commodities must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

January 2011	Page 7

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or

January 2011	Page 8

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $22.50 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary is a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for Commodity PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the PLUS Work
Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	160%
Hypothetical maximum payment amount:	$1,385 per PLUS (138.5% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
Where the basket appreciates as a whole, the payout on the PLUS at maturity is equal to $1,000 plus the product of $1,000 times the basket percent increase times the leverage factor, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity if the value of the basket increases to approximately 124.0625% of the initial value of the basket.

▪	If the basket appreciates 5%, the investor would receive a 8% return, or $1,080.00 per PLUS.

▪	If the basket appreciates 40%, the investor would receive only the hypothetical maximum payment at maturity of $1,385 per PLUS, or 138.5% of the stated principal amount.

▪
Where the basket depreciates as a whole or does not appreciate, the payout on the PLUS at maturity is equal to $1,000 times the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS, based on a 1% loss of principal for each 1% decline in the basket.

▪	For example, if the basket depreciates by 15%, investors will lose 15% of their principal and receive only $850 per PLUS at maturity, or 85% of the stated principal amount.

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Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor of 160%, the hypothetical maximum payment at maturity of $1,385 per PLUS, and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

Leverage factor = 160%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent crude index	25.0%	650.00	682.50	+ 5%
Coal	15.0%	$100.00	$105.00	+ 5%
Gold	15.0%	$1,300.00	$1,365.00	+ 5%
Copper	10.0%	$9,500	$9,975	+ 5%
Nickel	10.0%	$26,500	$27,825	+ 5%
Soybeans	10.0%	1,350¢	1,417.50¢	+ 5%
Corn	10.0%	650¢	682.50¢	+ 5%
Cotton	5.0%	150¢	157.5¢	+ 5%

Basket Percentage Increase = sum of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

[(final brent crude index price – initial brent crude index price) / initial brent crude index price] x 25.0%; plus
[(final coal price – initial coal price) / initial coal price]  x  15.0%; plus
[(final gold price – initial gold price) / initial gold price]  x  15.0%; plus
[(final copper price – initial copper price) / initial copper price]  x  10.0%; plus
[(final nickel price – initial nickel price) / initial nickel price]  x  10.0%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  10.0%; plus
[(final corn price – initial corn price) / initial corn price]  x  10.0%; plus
[(final cotton price – initial cotton price) / initial cotton price]  x  5.0%; plus
So, using the final basket commodity prices above:
brent crude index  = [(682.50 – 650) / 650] x 25.0%  = 1.25%; plus coal  = [($105.00 – $100.00) / $100.00] x 15.0%  = 0.75%; plus gold  = [($1,365 – $1,300) / $1,300] x 15.0%  = 0.75%; plus
copper  = [($9,975 – $9,500) / $9,500] x 10.0%  = 0.50%; plus nickel  =  [($27,825 – $26,500) / $26,500] x 10.0%  = 0.50%; plus soybeans  =  [(1,417.50¢ –1,350¢) / 1,350¢] x 10.0%  = 0.50%; plus corn =  [(682.50¢ – 650¢) / 650¢] x 10.0%  = 0.50%; plus
cotton  =  [(157.5¢ – 150¢) / 150¢] x 5.0%  = 0.25%; plus
which equals
basket percentage increase   =   5%

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000   x   5%   x   160%   =   $80.00

The payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $80.00   =   $1,080.00

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Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.

The basket performance factor is less than 100%

Basket commodity	% Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
Brent crude index	25.0%	650.00	292.50	– 55%
Coal	15.0%	$100.00	$105.00	+ 5%
Gold	15.0%	$1,300.00	$1,365.00	+ 5%
Copper	10.0%	$9,500	$9,975	+ 5%
Nickel	10.0%	$26,500	$27,825	+ 5%
Soybeans	10.0%	1,350¢	1,417.50¢	+ 5%
Corn	10.0%	650¢	682.50¢	+ 5%
Cotton	5.0%	150¢	157.5¢	+ 5%

Basket Performance Factor = sum of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity times (y) the basket commodity weighting for such basket commodity:

(final brent crude index price / initial brent crude index price) x 25.0%; plus
(final coal price / initial coal price)  x  15.0%; plus
(final gold price / initial gold price)  x  15.0%; plus
(final copper price / initial copper price)  x  10.0%; plus
(final nickel price / initial nickel price)  x  10.0%; plus
(final soybeans price / initial soybeans price)  x  10.0%; plus
(final corn price / initial corn price) x  10.0%; plus
(final cotton price / initial cotton price)  x  5.0%; plus

So, using the final basket commodity prices above:

brent crude index  = (292.50 / 650) x 25.0%  = 11.25%; plus
coal  = ($105 / $100) x 15.0%  = 15.75%; plus
gold  = [($1,365 / $1,300] x 15.0%  = 15.75%; plus
copper  = ($9,975 / $9,500) x 10.0%  = 10.50%; plus
nickel  =  [($27,825) / $26,500] x 10.0%  = 10.50%; plus
soybeans  =  [(1,417¢) / 1,350¢] x 10.0%  = 10.50%; plus
corn  =  (682.50¢ / 650¢) x 10.0%  = 10.50%; plus
cotton  =  (157.50¢ / 150¢) x 5.0%  = 5.25%; plus

which equals
basket performance factor   =   90%

In the above example, the final basket commodity prices of all the basket commodities except for the brent crude index (with a combined weighting of 75% of the basket), are each higher than their respective initial basket commodity prices, but the final basket commodity price of the brent crude index (with a weighting of 25% of the basket) is lower than its initial basket commodity price. Accordingly, although the final basket commodity prices of three-fourths of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity price of the other one-fourth (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:
$1,000 times the basket performance factor; or

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Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
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$1,000   x   90%   =   $900

The payment at maturity per PLUS will be $900, which is less than the stated principal amount by an amount proportionate to the percentage decline in the basket.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the sum of the weighted performance of the basket commodities from the pricing date to the valuation date, as determined as follows:

If the basket appreciates:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,360 to $1,410 for each PLUS,

If the basket depreciates or does not appreciate:

$1,000    x    basket performance factor

If the basket depreciates or does not appreciate, the basket performance factor will be equal to or less than 1.0, and the payment at maturity will therefore be equal to or less than, and possibly substantially less than, the stated principal amount.  There is no minimum payment at maturity on the PLUS.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
The PLUS do not pay interest or guarantee any return of your principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the value of the basket has decreased over the term of the PLUS, you will lose money on your investment and you will receive an amount in cash that is less than, and possibly substantially less than, the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value. See “How the PLUS Work” on page 10 above.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,360 to $1,410 per PLUS (136% to 141% of the stated principal amount).  Although the leverage factor provides 160% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 136% to 141% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds approximately 122.5% to approximately 125.625% of the initial value of the basket.

▪
The market price of the PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. Incorporated (“MS & Co.”), may be willing to purchase or sell the PLUS in the secondary market, including: the price of each of the basket commodities (including the commodity underlying the brent crude index) at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities (including the commodity underlying the brent crude index), interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or stock or commodities markets generally and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities and the commodity underlying the brent crude index at any time, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of other basket commodities.  Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the price of a more heavily weighted basket commodity, such as the brent crude index which has a 25% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

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▪
Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities, in futures contracts or forward contracts on any of the basket commodities or in the contracts that underlie the brent crude index.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities, futures contracts or forward contracts on any of the basket commodities or contracts that underlie the brent crude index. Further, by purchasing the PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities or to contracts that underlie the brent crude index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the PLUS, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile (see “Historical Information” beginning on page 20).

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Adjustments to the brent crude index could adversely affect the value of the PLUS.  Standard & Poor’s Financial Services LLC (“S&P”), as the index publisher, may add, delete or substitute the commodity contracts constituting the brent crude index or make other methodological changes that could change the value of the brent crude index.  The index publisher may discontinue or suspend calculation or publication of the brent crude index at any time.  Any of these actions could adversely affect the value of the PLUS.  Where the brent crude index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the brent crude index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.  The brent crude index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the brent crude index continues to be composed exclusively of regulated futures contracts.  As described below, however, the brent crude index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only

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▪
recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Specific commodities’ prices are affected by numerous factors specific to each market.  We describe the principal risks associated with investments in coal, gold, copper, nickel, soybeans, corn and cotton in the next paragraphs.  For more information on the brent crude index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for Commodity PLUS.  Also see “Annex II—The S&P GSCI™-ER” in the accompanying prospectus supplement for Commodity PLUS.

Coal:  The price of coal is affected by the global demand for and supply of coal.  Due to the importance of coal in the generation of electricity and the production of iron and steel, the electric and steel industries account for a significant percentage of coal demand.  Nuclear power, natural gas, hydro-electric power, wind and solar power and crude oil can be used as substitutes for coal, and the availability and price of each of these alternative energy sources also affects demand for coal.  Government regulations regarding air pollution affect the demand for coal, and, specifically, the demand for specific types of coal, by limiting the amount of sulfur dioxide which may be emitted during the use of coal.  Other factors that affect the price of coal include weather patterns, discoveries of new coal deposits, labor and equipment costs, environmental, health and safety and other government regulations, including the regulation of mines, government subsidies and tax incentives and transportation disruptions.

Gold:  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Copper.  The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

Nickel:  The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for nickel is significantly influenced by the level of global industrial economic activity.  The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand.  Growth in the production of stainless steel will therefore drive nickel demand.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for nickel in various applications.  Their availability and price will also affect demand for nickel.  Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”).  Exports from the CIS have increased in recent years.  The supply of nickel is also affected by current and previous price levels, which

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will influence investment decisions in new mines and smelters.  Low prices for nickel in the early 1990s tended to discourage such investments.

Soybeans.  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Corn.  The price of corn is primarily affected by the global demand for and supply of corn.  The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol.  The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed.  Negative developments in those industries may lessen the demand for corn.  For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease.  The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn.  The United States is the world’s largest supplier of corn, followed by China and Brazil.  The supply of corn is particularly sensitive to weather patterns in the United States and China.  In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Cotton.  The price of cotton is primarily affected by the global demand for and supply of cotton, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals.  Demand for cotton has generally increased with worldwide growth and prosperity.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer price of copper and nickel are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain basket commodities, and consequently your payment at maturity, could be adversely affected.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, MSCG will determine the initial basket commodity price and final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash,

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if any, you receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to of ours will carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to such basket commodities.  Some of our subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices of the basket commodities on the pricing date and, as a result, could increase the prices at which the basket commodities must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

January 2011	Page 19

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer prices, as applicable, as well as end-of-quarter official settlement prices or official cash offer prices, as applicable, for each of the basket commodities for each quarter in the period from January 1, 2006 through January 27, 2011.  The related graphs set forth the official settlement prices or official cash offer prices, as applicable, for each respective basket commodity for the same period.  The index value and commodity prices on January 27, 2011 were, in the case of the brent crude index, 685.2480, in the case of coal, $113.30, in the case of gold, $1,334.50, in the case of copper, $9,490.00, in the case of nickel, $26,800.00, in the case of soybeans, 1,385.00¢, in the case of corn, 660.50¢ and, in the case of cotton, 171.61¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

Brent Crude Index	High	Low	Period End
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	830.0096	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	759.1187	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter	622.1772	524.3621	614.4398
Second Quarter	659.2701	509.4711	540.2888
Third Quarter	590.9226	514.8820	581.9815
Fourth Quarter	661.7601	572.1927	661.7601
2011
First Quarter (through January 27, 2011)	687.6960	651.3447	685.2480

Daily Official Settlement Values of Brent Crude Index January 1, 2006 to January 27, 2011

January 2011	Page 20

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Coal (in U.S. dollars)	High	Low	Period End
2006
First Quarter	66.83	52.48	65.18
Second Quarter	65.18	58.85	60.68
Third Quarter	71.35	60.3	65.55
Fourth Quarter	68.75	63.2	68.05
2007
First Quarter	72.15	66.20	72.15
Second Quarter	81.58	70.30	78.00
Third Quarter	104.03	75.25	104.03
Fourth Quarter	129.68	102.00	127.05
2008
First Quarter	148.30	127.05	128.78
Second Quarter	217.38	125.00	217.38
Third Quarter	224.30	148.25	148.25
Fourth Quarter	151.30	72.40	82.35
2009
First Quarter	89.30	54.63	64.05
Second Quarter	71.48	60.00	65.80
Third Quarter	71.78	63.60	71.13
Fourth Quarter	83.75	70.43	83.75
2010
First Quarter	96.50	70.88	73.55
Second Quarter	98.35	75.25	94.43
Third Quarter	96.20	90.18	96.20
Fourth Quarter	131.75	96.25	131.45
2011
First Quarter (through January 27, 2011)	131.45	111.55	113.30

Daily Published Prices of Coal January 1, 2006 to January 27, 2011

January 2011	Page 21

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Gold (in U.S. dollars)	High	Low	Period End
2006
First Quarter	584.00	513.00	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter (through January 27, 2011)	1,405.50	1,324.00	1,334.50

Daily Afternoon Fixing Prices of Gold January 1, 2006 to January 27, 2011

January 2011	Page 22

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Copper (in U.S. dollars)	High	Low	Period End
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter (through January 27, 2011)	9,788.00	9,330.00	9,490.00

Daily Official Cash Offer Prices of Copper January 1, 2006 to January 27, 2011

January 2011	Page 23

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Nickel (in U.S. dollars)	High	Low	Period End
2006
First Quarter	15,340.00	13,380.00	15,340.00
Second Quarter	23,100.00	15,340.00	22,275.00
Third Quarter	34,750.00	22,275.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter	36,950.00	25,055.00	31,050.00
Fourth Quarter	33,655.00	25,510.00	25,805.00
2008
First Quarter	33,300.00	25,805.00	29,805.00
Second Quarter	30,025.00	21,530.00	21,675.00
Third Quarter	21,880.00	15,755.00	15,755.00
Fourth Quarter	16,000.00	8,810.00	10,810.00
2009
First Quarter	13,420.00	9,405.00	9,405.00
Second Quarter	16,010.00	9,555.00	16,010.00
Third Quarter	21,070.00	14,360.00	17,335.00
Fourth Quarter	19,495.00	15,810.00	18,480.00
2010
First Quarter	24,950.00	17,035.00	24,950.00
Second Quarter	27,600.00	17,955.00	19,430.00
Third Quarter	23,425.00	18,735.00	23,390.00
Fourth Quarter	24,960.00	21,290.00	24,960.00
2011
First Quarter (through January 27, 2011)	26,800.00	24,050.00	26,800.00

Daily Official Cash Offer Prices of Nickel January 1, 2006 to January 27, 2011

January 2011	Page 24

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Soybeans (in U.S. cents)	High	Low	Period End
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter (through January 27, 2011)	1,414.25	1,350.50	1,385.00

Daily Official Settlement Prices of Soybeans January 1, 2006 to January 27, 2011

January 2011	Page 25

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Corn (in U.S. cents)	High	Low	Period End
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	262.50	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter (through January 27, 2011)	660.50	595.00	660.50

Daily Official Settlement Prices of Corn January 1, 2006 to January 27, 2011

January 2011	Page 26

PLUS Based on the Performance of a Basket of Commodities and a Commodity Index due February    , 2013
Seven Commodities + S&P GSCITM Brent Crude Index—Excess Return
Performance Leveraged Upside SecuritiesSM

Cotton (in U.S. cents)	High	Low	Period End
2006
First Quarter	57.43	52.22	52.65
Second Quarter	53.97	46.12	49.75
Third Quarter	55.23	47.5	49.3
Fourth Quarter	56.96	46.8	56.19
2007
First Quarter	56.19	51.76	53.57
Second Quarter	58.50	46.25	58.50
Third Quarter	66.49	55.15	62.05
Fourth Quarter	68.01	58.1	68.01
2008
First Quarter	89.00	66.83	69.34
Second Quarter	75.23	64.21	71.40
Third Quarter	71.68	55.06	55.50
Fourth Quarter	56.69	39.14	49.02
2009
First Quarter	52.07	40.01	46.47
Second Quarter	60.54	46.15	53.30
Third Quarter	63.18	54.71	61.34
Fourth Quarter	76.25	59.26	75.60
2010
First Quarter	83.44	66.62	80.55
Second Quarter	84.72	77.06	82.60
Third Quarter	108.14	77.16	104.18
Fourth Quarter	159.12	99.78	144.81
2011
First Quarter (through January 27, 2011)	171.61	140.6	171.61

Daily Official Settlement Prices of Cotton January 1, 2006 to January 27, 2011

January 2011	Page 27